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                                                                    EXHIBIT 99.1

                          [LETTERHEAD OF ABC BANCORP]

                                  News Release

                    ABC BANCORP TO ACQUIRE COLQUITT, GEORGIA
                       BRANCH OF SECURITY BANK AND TRUST

October 29, 2001

     ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia announced today that it has entered into an agreement with Security Bank and Trust Company of Albany, Georgia (a subsidiary of Synovus Financial Corp.) to purchase the assets and assume the liabilities of the Colquitt, Georgia branch of Security. Total assets of approximately $39 million will be included in the transaction, with loans totaling approximately $31 million. Total deposits of approximately $37 million will be assumed by ABC.

     ABC plans to operate the office as a branch of Merchants and Farmers Bank, ABC's subsidiary in Donalsonville, Georgia. ABC plans to retain all current employees of the office following the completion of the purchase.

     The purchase is subject to certain conditions, including board and regulatory approval. The purchase is expected to be completed during the 4th quarter of 2001.

     ABC Bancorp is a bank holding company headquartered in Moultrie, Georgia, and has 11 banking subsidiaries with 34 locations in southern Georgia, southern Alabama and central Florida.

     As of September 30, 2001, ABC Bancorp had total assets of approximately $1.1 billion.

     ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol "ABCB".

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